EXHIBIT 99.1

8503 Hilltop Drive, Ooltewah, TN 37363 Telephone 423.238.4171

CONTACT:	Miller Industries, Inc.
Debbie Whitmire, Chief Financial Officer (423) 238-4171
Frank Madonia, General Counsel (423) 238-4171
FTI Consulting, Inc.
Doug Cooper, Brian Waldman millerind@fticonsulting.com

MILLER INDUSTRIES REPORTS 2022 FOURTH QUARTER AND FULL YEAR RESULTS

CHATTANOOGA, Tenn., March 8, 2023/PRNewswire/ -- Miller Industries, Inc. (NYSE: MLR) (the "Company") today announced financial results for the fourth quarter and full year ended December 31, 2022.

For the fourth quarter of 2022, net sales were $225.9 million, an increase of 12.0%, compared to $201.7 million for the fourth quarter of 2021. Net income in the fourth quarter of 2022 was $9.3 million, or $0.81 per diluted share, compared to net income of $2.7 million, or $0.24 per diluted share, in the prior year period, for increases of 242.2% and 237.5%, respectively.

Gross profit for the fourth quarter of 2022 was $25.5 million, or 11.3% of net sales, compared to $15.6 million, or 7.7% of net sales, for the fourth quarter of 2021. Selling, general and administrative expenses were $13.1 million, or 5.8% of net sales, compared to $11.2 million, or 5.5% of net sales, in the prior year period.

For the twelve months ended December 31, 2022, net sales were $848.5 million, an increase of 18.3% compared to $717.5 million in the prior year period. The Company reported net income of $20.3 million, or $1.78 per diluted share for the full year 2022, compared to net income of $16.3 million, or $1.42 per diluted share for the full year 2021, for increases of 25.2% and 25.4%, respectively.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.18 per share, payable March 27, 2023, to shareholders of record at the close of business on March 20, 2023, the forty-ninth consecutive quarter that the Company has paid a dividend.

“Our fiscal year 2022 finished on a high note, with the fourth quarter coming in well ahead of internal expectations due to improvement in supply chain disruptions,” said William G. Miller, II, Chief Executive Officer of the Company. “Not only does our topline growth reflect strong demand for our products in the marketplace, but it is clear to us that the sequential profitability improvement justifies our investment strategy. As we continue to secure the parts necessary to complete units, we are able to quickly deliver finished product and capitalize on the historically high demand levels.”

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MILLER INDUSTRIES REPORTS 2022 FOURTH QUARTER AND FULL YEAR RESULTS	PAGE 2

Mr. Miller continued, “We are also pleased to see that our additional investments in the future of our business, including more training for our employees as well as capital expenditures focused on automation and productivity improvements in our facilities, have begun to bear fruit. An important goal of ours during this period of economic uncertainty was not only to maintain our customer service levels, but also to position the Company for success in anticipation of a macroeconomic recovery. We feel as though the benefits of these investments will be even more apparent in a more normalized environment and thus enhance our margin profile.”

“Recognizing the momentum in our business and to enhance our shareholder engagement, we are focused on giving our investors further useful information to understand the trajectory of our business. We are entering 2023 from a great position of strength. We have a record backlog and order trends remain strong. A strong demand environment, coupled with the full benefit of our productivity improvements, gives us confidence that we will be able to generate revenues in excess of $1 billion in fiscal 2023 and improve margins for the year, subject to no further deterioration in the supply chain and to general economic conditions,” concluded Mr. Miller II.

The Company will host a conference call, which will be simultaneously broadcast live over the Internet. The call is scheduled for tomorrow, March 9, 2023, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through the following link:

https://app.webinar.net/35Za4ywpNrK

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through March 16, 2023. The replay number is 1-844-512-2921, Passcode 13736359.

About Miller Industries

Miller Industries is The World's Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.

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MILLER INDUSTRIES REPORTS 2022 FOURTH QUARTER AND FULL YEAR RESULTS	PAGE 3

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology and include without limitation any statements relating to the Company’s 2023 revenues or margins. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: changes in price, delivery delays and decreased availability of component parts, chassis and raw materials, including aluminum, steel, and petroleum-related products, resulting from changes in demand and market conditions, the general inflationary environment, the war in Ukraine, , and the lingering effects of the COVID-19 pandemic on supply chains; economic and market conditions, including the negative impacts on the Company’s customers, suppliers and employees from increasing inflationary pressures, economic and geopolitical uncertainties (including the war in Ukraine); our dependence upon outside suppliers for purchased component parts, chassis and raw materials, including aluminum, steel, and petroleum-related products; future impacts resulting from the war in Ukraine, which include or could include (among other effects) disruption in global commodity and other markets, increased prices for energy, supply shortages and supplier financial risk; increased labor costs and the ability to attract and retain skilled labor to manufacture our products; the potential negative impacts of higher interest rates and other actions taken by the federal government in response to economic volatility and inflationary pressures, including the impact on our customers’ and end users’ access to capital and credit to fund purchases; our ability to raise capital, including to grow our business, pursue strategic investments, and take advantage of financing or other opportunities that we believe to be in the best interests of the Company and our shareholders due to the significant additional indebtedness we incurred during 2022; the cyclical nature of our industry and changes in consumer confidence; special risks from our sales to U.S. and other governmental entities through prime contractors; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulations, including environmental and health and safety regulations; failure to comply with domestic and foreign anti-corruption laws; competition in our industry and our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; changes in foreign currency exchange rates and interest rates; changes in the tax regimes and related government policies and regulations in the countries in which we operate; the effects of regulations relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; potential recalls of components or parts manufactured for us by suppliers or potential recalls of defective products; an inability to acquire insurance at commercially reasonable rates; a disruption in, or breach in security of, our information technology systems or any violation of data protection laws; and those other risks referenced herein, and those risks discussed in our filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

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Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31			December 31
			%			%
	2022	2021	Change	2022	2021	Change
NET SALES	$225,854	$201,691	12.0%	$848,456	$717,476	18.3%

COSTS OF OPERATIONS	200,329	186,092	7.7%	766,037	647,624	18.3%

GROSS PROFIT	25,525	15,599	63.6%	82,419	69,852	18.0%

OPERATING EXPENSES:
Selling, General and Administrative Expenses	13,117	11,180	17.3%	52,827	46,233	14.3%

NON-OPERATING (INCOME) EXPENSES:
Interest Expense, Net	1,291	454	184.4%	3,379	1,355	149.4%

Other (Income) Expense, Net	(512)	64	(900.0)%	481	498	(3.4)%

Total Expense, Net	13,896	11,698	18.8%	56,687	48,086	17.9%

INCOME BEFORE INCOME TAXES	11,629	3,901	198.1%	25,732	21,766	18.2%

INCOME TAX PROVISION	2,337	1,186	97.0%	5,386	5,511	(2.3)%

NET INCOME	$9,292	$2,715	242.2%	$20,346	$16,255	25.2%

BASIC INCOME PER COMMON SHARE	$0.81	$0.24	237.5%	$1.78	$1.42	25.4%

DILUTED INCOME PER COMMON SHARE	$0.81	$0.24	237.5%	$1.78	$1.42	25.4%

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.18	$0.18	0.0%	$0.72	$0.72	0.0%

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,417	11,411	0.1%	11,417	11,411	0.1%
Diluted	11,417	11,411	0.1%	11,417	11,411	0.1%

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	December 31,	December 31,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and temporary investments	$40,153	$54,332
Accounts receivable, net of allowance for credit losses of $1,319 and $1,155 at December 31, 2022 and December 31, 2021, respectively	177,663	153,977
Inventories, net	153,656	114,908
Prepaid expenses	4,576	5,751
Total current assets	376,048	328,968
NONCURRENT ASSETS:
Property, plant and equipment, net	112,145	95,293
Right-of-use assets - operating leases	909	1,231
Goodwill	11,619	11,619
Other assets	708	533
TOTAL ASSETS	$501,429	$437,644

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$125,500	$121,746
Accrued liabilities	27,904	22,779
Income taxes payable	2,430	2,087
Current portion of operating lease obligation	311	361
Current portion of finance lease obligation	—	15
Total current liabilities	156,145	146,988
NONCURRENT LIABILITIES:
Long-term obligations	45,000	—
Noncurrent portion of operating lease obligation	597	870
Deferred income tax liabilities	6,230	5,170
Total liabilities	207,972	153,028

SHAREHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized, 11,416,716 and 11,410,728 outstanding at December 31, 2022 and December 31, 2021, respectively	114	114
Additional paid-in capital	152,392	151,449
Accumulated surplus	150,124	137,998
Accumulated other comprehensive loss	(9,173)	(4,945)
Total shareholders' equity	293,457	284,616
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$501,429	$437,644